                                                                     EXHIBIT 5.1


                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]



                                 April 30, 2002



Inktomi Corporation
4100 East Third Avenue
Foster City, CA  94404

        RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 30, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for 800,000 shares of your Common Stock (the "Shares") issuable under the Inktomi Corporation 1998 Employee Stock Purchase Plan (the "1998 Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 1998 Plan.

        It is our opinion that, when issued and sold in the manner described in the 1998 Plan and pursuant to the agreements which accompany each grant under the 1998 Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an Exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        /s/ WILSON SONSINI GOODRICH & ROSATI

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation